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                           SUBSIDIARIES OF THE COMPANY




                                                               JURISDICTION OF
SUBSIDIARIES                                                    ORGANIZATION



DermaQuest, Inc.                                                Pennsylvania

MK Diabetic Support Services, Inc.                              Florida

Radamerica, Inc.                                                Maryland

RespiFlow, Inc.                                                 Florida

Steri-Pharm, Inc.                                               New York

The PromptCare Companies, Inc.                                  New Jersey

The PromptCare Lung Center, Inc.                                Delaware

Transworld Home HealthCare - Nursing Division, Inc.             Delaware

Transworld Healthcare Puerto Rico, Inc.                         Florida

Health Management, Inc. (49% owned through IMH                  Delaware
Acquisition Corp., a wholly owned subsidiary of the Company)